Exhibit 10.8

2013 LONG-TERM INCENTIVE PLAN

Article 1.	Establishment, Objectives and Duration

1.1. Establishment of the Plan. Cadence Bank, N.A. (hereinafter together with its subsidiaries referred to as the “Bank”), hereby establishes this “Cadence Bank Long-Term Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Cash-Based Awards.

Subject to approval by the Compensation Committee (the “Committee”) of the Bank’s Board of Directors, the Plan shall become effective as of April 1, 2013 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Bank through long-term incentives that are consistent with the Bank’s goals and link the personal interests of Participants to those of the Bank; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of Employees who make significant contributions to the Bank’s success and to allow those individuals to share in the success of the Bank.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 9 hereof.

Article 2.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1. “Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards.

2.2. “Award Agreement” means an agreement entered into by the Bank and each Participant setting forth the terms applicable to Awards granted under this Plan, which agreement may be delivered and executed in electronic form.

2.3. “Board” or “Board of Directors” means the Board of Directors of the Cadence Bank, N.A.

2.4. “Cash-Based Award” means an Award granted to a Participant, as described in Article 5 herein.

2.5. “Change in Control” shall mean the occurrence of any of the following:

(a)	a “Sale of the Company” shall mean any of the following: (i) a merger or consolidation of Cadence Bancorp, LLC, a Delaware limited liability company (including any successor entity that assumes this plan, the “Company”) into or with any other individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or entity similar to any of the foregoing, (hereinafter “Person” or “Persons”), or a sale, exchange or other disposition of the Class A Common Units (as defined in the Limited Liability Company Agreement of the Company, as amended, modified or supplemented from time to time, the “LLC Agreement”), Class B Non-Voting Common Units (as defined in the LLC Agreement), Class C Incentive Units and any Additional Units (as defined in the LLC Agreement) issuing pursuant to the LLC Agreement in a single transaction or a series of transactions (other than a sale from, or acquisition by, the Company), in which in any case the Members of the Company or their Affiliates immediately prior to such merger, consolidation, sale, exchange, or other disposition or first of such series of transactions cease to own, directly or indirectly, at least a majority of the voting power of, and equity interests in, the Company’s or any successor entity’s issued and outstanding capital securities immediately after such transaction or series of such transactions; or (ii) a single transaction or series of transactions, pursuant to which a Person or Persons who are not Affiliates of the Company acquire all or substantially all of the Company’s and/or any of its Subsidiaries’ assets determined on a consolidated basis. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to the Sale of the Company including, but not by way of limitation, when a Sale of the Company has occurred. For purposes of this provision Affiliates shall have the following meaning: “Affiliate” with respect to any Person shall mean (i) any other person who controls, is controlled by or is under common control with such Person or (ii) any director or officer of such Person or any Person specified in clause (i) above. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, membership or other ownership interests, by contract or otherwise).

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7. “Committee” means the Compensation Committee, or any other committee appointed by the Board to administer this Plan or Awards to Employees, as specified in Article 3 herein.

2.8. “Director” means any individual who is a member of the Board of Directors of the Bank or any Subsidiary.

2.9. “Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Committee.

2.10. “Effective Date” means April 1, 2013.

2.11. “Employee” means any employee of the Bank. Directors who are employed by the Bank or its Subsidiaries shall be considered Employees under this Plan.

2.12. “Participant” means an Employee who has been selected to receive an Award or with respect to whom an Award is outstanding under the Plan.

2.13. “Performance Period” means the time period during which any performance goals will be measured.

Article 3.	Administration

3.1. General. The Plan shall be administered by the Committee. The Committee shall have the authority to delegate administrative duties to one or more officers or Employees of the Bank to the extent that such delegation would not constitute a conflict of interest with respect to any Award.

3.2. Authority of the Committee. Except as limited by law or the Bylaws of the Bank, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; determine and certify whether Award requirements have been met; and (subject to the provisions of Articles 9) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

In accordance with Section 3.1 above, the Committee delegates to the Executive Vice President of Human Resources authority to administer the Plan, including authority to make Awards under the Plan outside the annual grant cycle as may be appropriate, to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; and to determine and certify whether Award requirements have been met.

3.3. Underpayments/Overpayments. If any Participant or beneficiary receives an underpayment of cash payable under the terms of any Award, payment of any such shortfall shall be made as soon as administratively practicable. If any Participant or beneficiary receives an overpayment of cash payable under the terms of any Award for any reason, the Committee or its delegate shall have the right, in its sole discretion, to take whatever action it deems appropriate, including but not limited to the right to require repayment of such amount or to reduce future payments under this Plan, to recover any such overpayment. If the Bank or it’s parent companies, as a result of misconduct, are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct that resulted in the accounting restatement, the Participant shall reimburse the Bank the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the filing of the financial document embodying such financial reporting requirement.

3.4. Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board or the Committee shall be final, conclusive and binding on all persons, including the Bank, its Directors, Employees, Participants, their estates and beneficiaries.

Article 4.	Eligibility and Participation

4.1. Eligibility. All Employees of the Bank are eligible to be selected to participate in the Plan. The Committee shall, in its sole discretion, designate which Employees will be Participants for any applicable Performance Period.

4.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time designate those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5.	Cash-Based Awards

5.1. Grant of Cash-Based Awards. Subject to the terms of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

5.2. Value of Cash-Based Awards. Each Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance or other goals, including without limitation time-based goals, in its discretion which, depending on the extent to which they are met, will determine the value of Cash-Based Awards which will be paid out to the Participant.

5.3. Earning of Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Cash-Based Awards shall be entitled to receive payout on the value of the Cash-Based Awards earned by the Participant as of the end of the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

5.4. Determination of Awards. The factors required to determine Awards under the Plan shall be fixed in all events by the end of the applicable performance period established by the Committee.

5.5. Timing of Payment of Cash-Based Awards. Payment of earned Cash-Based Awards shall be made at such time as the Committee shall determine at the time of the Award. Notwithstanding anything in this Section 5.5 to the contrary and subject to Article 7 and 10, payment of any Cash-Based Awards shall be made no later than the fifteenth (15th) day of the third month following the end of the first calendar year in which the Performance Period ends or such Awards are no longer subject to a substantial risk of forfeiture.

5.6. Vesting of Awards upon a Change in Control. In the event of a Change in Control of the Company, (as set forth in Section 2.5 above) any outstanding Award will become fully vested and non-forfeitable based on an assumed attainment of the performance goals at “target” levels (i.e., at a level resulting in payout of 100% of the Target Award) and the Award will be paid following the third anniversary of the grant date as provided in Section 5.5 above. Participant must be an employee of Cadence or successor to be eligible for payment.

5.7. Involuntary Termination of Employment following a Sale of the Company. In the event that a Participant’s employment is involuntarily terminated without cause following a sale of the company, (as set forth in Section 2.5(a) herein) the Award will be paid within thirty days of the date of termination.

5.8. Termination of Employment for Other Reasons. In the event that a Participant’s employment terminates for any reason other than as described in Section 5.7 above without cause following a sale of the Company, all Cash-Based Awards shall be forfeited by the Participant to the Bank unless determined otherwise by the Committee as set forth in the Participant’s Award Agreement or in the administrative specifications for such Award.

Article 6.	Performance Measures

The Committee, in its sole discretion, shall have the ability to set performance measures at the bank level or the subsidiary/business unit level.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals.

No Award shall be paid unless the Committee determines that the requirements necessary to receive the Award have been met.

Article 7.	Non-Solicitation

If Participant has earned any payment under an Award, the Participant will not for a six-month period following a Participant’s termination of employment for any reason, without the prior written consent of the Bank, either directly or indirectly, solicit or attempt to solicit, divert or hire away any person employed by the Bank.

Additionally, if Participant has earned any payment under an Award, the Participant for a six-month period following a Participant’s termination of employment for any reason, will not directly or indirectly, for himself or on behalf of any other person, partnership, company, corporation or other entity, solicit or attempt to solicit, for the purpose of engaging in competition with the Bank, any customers of the Bank, defined as

(a)	any person or entity whose account was serviced by Participant at the Bank, or

(b)	any person or entity who is or has been a customer of the Participant or the Participant’s business unit prior to the Participant’s termination.

If a Participant violates the terms of this Article 7, he will forfeit any unpaid Award made under the Plan and the Bank reserves the right to take the appropriate action to protect its interest. Any other conditions or restrictions on an Award shall be described in the Participant’s Award Agreement.

Article 8.	Rights of Employees

8.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Bank to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Bank.

8.2. Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

8.3. Affect of Termination of the Plan. Neither the Award nor any benefits arising under this Plan shall create or constitute an employment contract with the Bank, and accordingly, this Plan and the benefits hereunder may be terminated in the sole and exclusive discretion of the Committee without affecting the employment relationship between the Bank and Employee.

Article 9.	Amendment, Modification and Termination

9.1. Amendment, Modification and Termination. Subject to Section 9.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part. Notwithstanding the foregoing, Section 12 of the Plan may not be amended following a “Change in Control”.

9.2. Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Bank or the financial statements of the Bank or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

9.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, except as may be specifically set forth in an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.

Article 10.	Withholding

The Bank shall have the power and the right to deduct or withhold, or require a Participant to remit to the Bank, an amount sufficient to satisfy Federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 11.	Indemnification

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Bank against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Bank’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Bank an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bank’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank may have to indemnify them or hold them harmless.

Article 12.	Successors

All obligations of the Bank under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Bank, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Bank.

Article 13.	General Provisions

13.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, provided that the remaining provisions shall be construed in a manner necessary to accomplish the intentions of the Bank upon establishment of the Plan.

13.3. Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. The Committee reserves the right to unilaterally amend or terminate the Plan to ensure compliance with all applicable laws, rules and regulations, including Section 409A of the Code (hereinafter “Section 409A”).

13.4. No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits and obligations to which a Participant may be entitled from the Bank, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

13.5. No Guarantee of Favorable Tax Treatment. Although the Bank intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A, the Bank does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or foreign law. The Bank shall not be liable to any Participant for any tax the Participant might owe as a result of the grant or payment of any Award under the Plan. Notwithstanding the foregoing, any Award made under the Plan shall be intended to comply with or be exempt from Section 409A, and should any Award become subject to Section 409A, the Award Agreement and the Plan shall be interpreted and administered in accordance with Section 409A.

13.6. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Alabama.